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                                                                      EXHIBIT 12
                       PANHANDLE EASTERN PIPE LINE COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)



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

                                     YTD March                        Years Ended December 31,
                                    ------------   -----------------------------------------------------------------
                                       1999          1998         1997          1996          1995          1994
                                    ------------   ----------  -----------   -----------   -----------   -----------
Earnings Before Income Taxes               $ 55        $ 148        $ 129         $ 136         $ 160         $ 194
Fixed Charges                                20           86           80            72            42            53
                                    ------------   ----------  -----------   -----------   -----------   -----------
        Total                              $ 75        $ 234        $ 209         $ 208         $ 202         $ 247
                                    ============   ==========  ===========   ===========   ===========   ===========

Fixed Charges
     Interest on debt                      $ 19         $ 82         $ 76          $ 63          $ 37          $ 47
     Interest component of rentals            1            4            4             9             5             6
                                    ------------   ----------  -----------   -----------   -----------   -----------
        Fixed Charges                      $ 20         $ 86         $ 80          $ 72          $ 42          $ 53
                                    ============   ==========  ===========   ===========   ===========   ===========

Ratio of Earnings to Fixed Charges          3.7          2.7          2.6           2.9           4.8           4.7

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